Exhibit 99.1

CONTACT: Investor Relations Corporate Communications
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Delta Air Lines Announces March Quarter 2026 Financial Results

Delivered March quarter earnings in line with initial guidance on broad demand strength driving better-than-expected revenue performance

Guiding to low-teens revenue growth in the June quarter on flat capacity growth, reflecting strong demand momentum, meaningful capacity reductions, and rapid actions to recapture higher fuel

Expect June quarter pre-tax profit of around $1 billion, on a more than $2 billion increase in fuel expense at the forward curve

Continuing to strengthen investment-grade balance sheet, with adjusted net debt below 2019 levels

ATLANTA, April 8, 2026 – Delta Air Lines (NYSE: DAL) today reported financial results for the March quarter and provided its outlook for the June quarter. Highlights of the March quarter, including both GAAP and adjusted metrics, are on page five and incorporated here.

"Delta’s results underscore the power of our brand and the durability of our financial foundation. We delivered earnings that were more than 40 percent higher than last year, even with a significant increase in fuel costs and operational disruptions across the industry,” said Ed Bastian, Delta’s chief executive officer. "Our results are powered by the Delta people, who will always be our greatest competitive advantage. In February, we celebrated $1.3 billion in profit‑sharing payouts, similar to last year and more than the rest of the industry combined."

"Demand remains strong, and we are taking actions to protect our margins and cash flow. This includes meaningfully reducing capacity growth, with a downward bias until the fuel environment improves, and moving quickly to recapture higher fuel costs. Delta is best positioned to navigate this environment, with a leading brand, strong financial foundation, and the benefit of our refinery. In the June quarter, we expect to lead the industry with $1 billion of profit. And while the recent fuel spike is currently impacting earnings, I’m confident this environment ultimately reinforces Delta’s leadership and accelerates long-term earnings power."

March Quarter 2026 GAAP Financial Results

•Operating revenue of $15.9 billion
•Operating income of $501 million with an operating margin of 3.2 percent
•Pre-tax loss of $214 million with a pre-tax margin of (1.4) percent
•Loss per share of ($0.44)
•Operating cash flow of $2.4 billion

March Quarter 2026 Non-GAAP Financial Results

•Operating revenue of $14.2 billion
•Operating income of $652 million with an operating margin of 4.6 percent
•Pre-tax income of $532 million with a pre-tax margin of 3.7 percent
•Earnings per share of $0.64
•Operating cash flow of $2.4 billion

Financial Guidance1

2Q26
Total Revenue YoY (%)	Up low-teens
Operating Margin	6% - 8%
Earnings Per Share	$1.00 - $1.50

Guidance assumes fuel at the forward curve as of April 2, 2026, and includes a refinery benefit of approximately $300 million. This results in a projected all-in fuel price of approximately $4.30 per gallon for the second quarter.

Revenue Environment and Outlook

"Total revenue of $14.2 billion was a March quarter record and nearly 10 percent higher than last year, growing several points above our initial outlook, on broad demand strength across corporate and leisure,” said Joe Esposito, Delta’s chief commercial officer. “With continued strength in demand, combined with our actions on capacity reductions and fuel recapture, we expect total revenue growth in the June quarter to be up low-teens on flat capacity over prior year.”

•Record March quarter revenue with broad strength across customer segments, geographies, and products: March quarter total revenue increased 9.4 percent over the same period last year to a record $14.2 billion, led by premium, corporate, and loyalty. Adjusted total unit revenue (TRASM) grew 8.2 percent over prior year, with a 1.6 point contribution from robust MRO growth.
•Continued momentum in diverse, high-margin revenue streams: Delta’s diversified revenue base represented 62 percent of total revenue and grew mid-teens over prior year. Premium revenue grew 14 percent compared to the March quarter of 2025. Loyalty and related revenue increased 13 percent, primarily driven by continued double-digit growth in card spend and an expanding cardholder base. American Express remuneration of over $2 billion grew 10 percent over prior year. MRO revenue increased by more than $200 million year-over-year, reflecting significant growth and strong execution by the Delta TechOps team. Cargo revenue increased 9 percent.
•Healthy unit revenue improvement across all geographies, with positive inflection in main cabin growth: Domestic unit revenue grew 6 percent year-over-year with strength across all cabins. International unit revenue grew 5 percent led by Transatlantic, our largest and most profitable international entity. The March quarter was the first full quarter of positive unit revenue growth in main cabin since the end of 2024, reflecting strong demand and continued supply rationalization. Delta's main cabin capacity contracted by 3 percent compared to the same period last year, as continued investment in fleet renewal drove premium seat mix higher.
•Record quarterly corporate sales2 with growth in all sectors: Corporate sales increased double-digits year-over-year in the March quarter, with performance strengthening as the quarter progressed. All sectors saw positive revenue growth in the quarter, led by Banking, Aerospace & Defense, and Tech. Corporate demand for premium products was particularly strong. Recent corporate survey results indicate 85 percent of respondents expect their corporate travel spend will increase or stay the same in the June quarter.

Cost Performance and Outlook

"Delta delivered record March quarter revenue, with an operating margin of 4.6 percent and earnings of $0.64 per share, within our initial guidance range even with a sharp run up in March fuel prices. Non‑fuel unit costs grew 6 percent over prior year, reflecting lower than planned capacity growth and higher recovery costs. For the June quarter, we expect non-fuel unit costs to grow at a rate similar to the March quarter, reflecting the impact of our capacity actions and a continuation of higher crew costs," said Dan Janki, Delta’s chief operating officer3. "Improving operational resilience is a top focus and we are confident in delivering improvement in both operational and cost performance in the second half of the year.”
1 Non-GAAP measures; Refer to Non-GAAP reconciliations for historical comparison figures
2 Corporate travel sales represent the revenue from tickets sold to corporate contracted customers, including tickets for travel during and beyond the referenced time period
3 Dan Janki served as Delta's chief financial officer through March 31, 2026

March Quarter 2026 Cost Performance

•Operating expense of $15.4 billion and adjusted operating expense of $13.5 billion
•Adjusted non-fuel costs1 of $10.5 billion
•Non-fuel CASM was 15.13¢, an increase of 6 percent year-over-year
•Adjusted fuel expense of $2.6 billion was up 8 percent year-over-year
•Adjusted fuel price of $2.62 per gallon increased 7 percent year-over-year with a refinery benefit of 6¢ per gallon

Balance Sheet, Cash and Liquidity

"Delta’s financial strength transcends the industry and positions us to extend our leadership through times of volatility, reinforcing our advantages and improving the long-term earnings power of the business. Our balance sheet is the best in our history, underpinned by our investment-grade rating at all three credit rating agencies, adjusted net debt below 2019 levels, and a well-laddered maturity profile alongside a substantial base of unencumbered assets and secured borrowing capacity. In addition, our integrated fuel strategy is a unique differentiator, with the economics of our refinery partially offsetting higher crack spreads. The refinery is expected to provide a $300 million benefit to the June quarter at current prices.” Janki said.

•Adjusted net debt of $13.5 billion at March quarter end, a reduction of $760 million from the end of 2025
•Payments on debt and finance lease obligations for the March quarter of $1.6 billion
•Weighted average interest rate of 4.6 percent with 86 percent fixed rate debt and 14 percent variable rate debt
•Adjusted operating cash flow in the March quarter of $2.4 billion, and with gross capital expenditures of $1.2 billion, free cash flow was $1.2 billion
•Air Traffic Liability ended the quarter at $10.7 billion
•Liquidity* of $8.1 billion at quarter-end, including $3.1 billion in undrawn revolver capacity
*Includes cash and cash equivalents, short-term investments and undrawn revolving credit facilities

1 Updated definition excludes aircraft fuel and related taxes, third-party refinery sales, MRO expense, and Profit Sharing

March Quarter 2026 Highlights

Operations, Network and Fleet
•Named North America’s most on‑time airline by Cirium for the fifth consecutive year
•Advancing fleet modernization with 95 new aircraft orders, including Airbus narrowbody and widebody aircraft, as well as the Boeing 787, supporting aircraft replacement, efficient growth, and margin expansion
•Took delivery of eight aircraft in the March quarter, including A321neo and A220-300 aircraft
•Delta TechOps became the first and only North American airline MRO with full overhaul capability across both the LEAP-1A and LEAP-1B engines
•Announced new daily service between Austin (AUS) and Phoenix (PHX) and expanded service from Austin to Bozeman (BZN) beginning next winter, bringing total destinations serviced from Austin to 30 by December 2026
•Announced expanded service from Los Angeles (LAX) to Florida starting next winter including Palm Beach (PBI), Tampa (TPA), and Orlando (MCO), all operated on the state-of-the-art A321neo
•Announced new nonstop service between New York-JFK and John Wayne Orange County (SNA) starting May 7, 2026, operated by aircraft equipped with Delta One

Culture and People
•Celebrated $1.3 billion in profit sharing in February for 2025 performance, more than the rest of the U.S. industry combined, recognizing the outstanding performance of Delta’s 100,000+ employees and underpinning Delta's culture of sharing our success with our people
•Ranked No. 9 on the Fortune 100 Best Companies to Work For® list, up from No. 15 in 2025 and the only ranked airline
•Named as one of Glassdoor’s 2026 top 100 Best Places to Work, making the list for the ninth time, and the only airline recognized
•Ranked No. 11 on Fortune’s list of World’s Most Admired Companies for leadership in innovation, resilient leadership and global impact

Customer Experience and Loyalty
•Delta will launch Amazon Leo’s low Earth orbit satellite technology starting with an initial installation on 500 aircraft beginning in 2028, bringing faster, more personalized digital experiences to customers through the Delta Sync Wi-Fi and seatback
•Expanded Delta Sync partnerships, including a new collaboration with The New York Times, enhancing the onboard experience with premium, high-engagement digital content for customers
•Delta SkyMiles was ranked the world’s most valuable airline loyalty program, ahead of all other U.S. airlines, in On Point Loyalty’s Top 100 Most Valuable Airline Loyalty Programs 2026 report
•Announced a multi-year partnership as the Official Airline of Sphere, including the Delta SKY360° Club, Sphere’s first branded hospitality space, providing premium experiences to SkyMiles members
•Opened a new 13,000 square foot Delta Sky Club at Denver International Airport and reopened newly renovated clubs in Philadelphia and three locations in Atlanta

March Quarter 2026 Results

March quarter results have been adjusted primarily for third-party refinery sales and gains/losses on investments as described in the reconciliations in Note A.

	GAAP		$ Change		% Change
($ in millions except per share and unit costs)	1Q26	1Q25
Operating income	501	569	(68)		(12)%
Operating margin	3.2%	4.0%	(0.8)	pts	(20)%
Pre-tax (loss)/income	(214)	320	(534)		NM
Pre-tax margin	(1.4)%	2.3%	(3.7)	pts	NM
Net (loss)/income	(289)	240	(529)		NM
Diluted (loss)/earnings per share	(0.44)	0.37	(0.81)		NM
Operating revenue	15,854	14,040	1,814		13%
Total revenue per available seat mile (TRASM) (cents)	22.92	20.53	2.39		12%
Operating expense	15,353	13,471	1,882		14%
Cost per available seat mile (CASM) (cents)	22.20	19.69	2.51		13%
Fuel expense	2,742	2,410	332		14%
Average fuel price per gallon	2.78	2.47	0.31		12%
Operating cash flow	2,432	2,378	54		2%
Capital expenditures	1,200	1,224	(24)		(2)%
Total debt and finance lease obligations	14,164	15,823	(1,659)		(10)%

	Adjusted		$ Change		% Change
($ in millions except per share and unit costs)	1Q26	1Q25
Operating income	652	584	68		12%
Operating margin	4.6%	4.5%	0.1	pts	2%
Pre-tax income	532	375	157		42%
Pre-tax margin	3.7%	2.9%	0.8	pts	28%
Net income	423	291	132		45%
Diluted earnings per share	0.64	0.45	0.19		44%
Operating revenue	14,200	12,978	1,222		9.4%
TRASM (cents)	20.53	18.97	1.56		8.2%
Operating expense	13,549	12,394	1,155		9%
Non-fuel cost[1]	10,464	9,735	729		7%
Non-fuel unit cost (CASM-Ex) (cents)	15.13	14.23	0.90		6%
Fuel expense	2,591	2,395	196		8%
Average fuel price per gallon	2.62	2.45	0.17		7%
Operating cash flow	2,414	2,444	(30)		(1)%
Free cash flow	1,227	1,280	(53)		(4)%
Gross capital expenditures	1,179	1,174	5		—%
Adjusted net debt	13,540	16,876	(3,336)		(20)%

1 Updated definition excludes Aircraft fuel and related taxes, Third-party refinery sales, MRO expense, and Profit Sharing

About Delta Air Lines Through exceptional service and the power of innovation, Delta Air Lines (NYSE: DAL) never stops looking for ways to make every trip feel tailored to every customer.

There are 100,000 Delta people leading the way to deliver a world-class customer experience on up to 5,500 daily Delta and Delta Connection flights to more than 300 destinations on six continents, connecting people to places and to each other.
Delta served more than 200 million customers in 2025 – safely, reliably and with industry-leading customer service innovation – and was recognized by Cirium for being the top on-time airline in North America for the fifth consecutive year.
We remain committed to ensuring that the future of travel is connected, personalized and enjoyable. Our people's genuine, enduring motivation is to make every customer feel welcomed and cared for across every point of their journey with us.
Headquartered in Atlanta, Delta operates significant hubs and key markets in Amsterdam, Atlanta, Bogota, Boston, Detroit, Lima, London-Heathrow, Los Angeles, Mexico City, Minneapolis-St. Paul, New York-JFK and LaGuardia, Paris-Charles de Gaulle, Salt Lake City, Santiago (Chile), Sao Paulo, Seattle, Seoul-Incheon and Tokyo.
As the leading global airline, Delta's mission to connect the world creates opportunities, fosters understanding and expands horizons by connecting people and communities to each other and to their own potential.
A founding member of the SkyTeam alliance and powered by innovative and strategic partnerships throughout the world with Aeromexico, Air France-KLM, China Eastern, Korean Air, LATAM, Virgin Atlantic and WestJet, Delta brings more choice and competition to customers worldwide. Delta’s premium product line is elevated by its unique partnership with Wheels Up Experience.
Delta is America's most-awarded airline thanks to the dedication, passion and professionalism of its people. In addition to the award from Cirium, Delta has been recognized as the World’s Most Admired Airline and one of the Best 100 Companies to Work For according to Fortune; the top carrier for business travelers by Business Travel News; and best U.S. airline by Forbes Travel Guide’s Verified Air Travel Awards. In addition, Delta has been named to the Civic 50 by Points of Light as one of the most community minded companies in the U.S.

Forward Looking Statements
Statements made in this press release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections, goals, aspirations, commitments or strategies for the future, should be considered “forward-looking statements” under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees or promised outcomes and should not be construed as such. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections, goals, aspirations, commitments and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the possible effects of serious accidents involving our aircraft or aircraft of our airline partners; breaches or lapses in the security of technology systems we use and rely on, which could compromise the data stored within them, as well as failure to comply with evolving global privacy and security regulatory obligations or adequately address increasing customer focus on privacy issues and data security; disruptions in our information technology infrastructure; failure of the technology we use or depend on to perform effectively, including new and emerging technologies; increases in the price of aircraft fuel; extended disruptions in the supply of aircraft fuel, including from Monroe Energy, LLC (“Monroe”), our wholly-owned subsidiary that operates the Trainer refinery; failure to achieve expected results or returns from our commercial relationships with airlines in other parts of the world and the investments we have in certain of those airlines; the effects of a significant disruption in the operations or performance of third parties on which we rely; failure to comply with the financial or other covenants in our financing agreements; labor-related disruptions; the effects on our business of seasonality and other factors beyond our control, such as changes in value in our equity investments, severe weather conditions, natural disasters or other environmental events, including from the impact of climate change; failure or inability of insurance to cover a significant liability at Monroe’s refinery; failure to comply with existing and future environmental regulations to which Monroe’s refinery operations are subject, including those relating to the discharge of materials into the environment, waste management, pollution prevention measures and greenhouse gas emissions; significant damage to our reputation and brand, including from exposure to significant adverse publicity or inability to achieve certain sustainability goals; our ability to retain senior management and other key employees, and to maintain our company culture; disease outbreaks or other public health threats, and measures implemented to combat them; the effects of terrorist attacks, geopolitical conflict or security events; competitive conditions in the airline industry; extended interruptions or disruptions in service at major airports where we operate; significant problems associated with types of aircraft or engines we operate; the effects of extensive regulatory and legal compliance requirements we are subject to; the impact of laws and regulations governing environmental protection, including but not limited to regulation of hazardous substances, increased regulation to reduce emissions and other risks associated with climate change, and the cost of compliance with more stringent environmental regulations; and unfavorable economic or political conditions in the markets in which we operate or volatility in currency exchange rates.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission (SEC) filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and other filings filed with the SEC from time to time. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of the date of this press release, and which we undertake no obligation to update except to the extent required by law.

DELTA AIR LINES, INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,
(in millions, except per share data)	2026	2025	$ Change	% Change
Operating Revenue:
Passenger	$12,302	$11,480	$822	7%
Cargo	226	208	18	9%
Other	3,326	2,352	974	41%
Total operating revenue	15,854	14,040	1,814	13%

Operating Expense:
Salaries and related costs	4,541	4,083	458	11%
Aircraft fuel and related taxes	2,742	2,410	332	14%
Refinery expense	1,654	1,062	592	56%
Contracted services	1,190	1,121	69	6%
Landing fees and other rents	913	851	62	7%
Aircraft maintenance materials and outside repairs	709	646	63	10%
Regional carrier expense	649	613	36	6%
Depreciation and amortization	635	607	28	5%
Passenger commissions and other selling expenses	590	552	38	7%
Passenger service	428	430	(2)	—%
MRO expense	328	140	188	134%
Profit sharing	165	124	41	33%
Aircraft rent	143	137	6	4%
Other	666	695	(29)	(4)%
Total operating expense	15,353	13,471	1,882	14%

Operating Income	501	569	(68)	(12)%

Non-Operating Expense:
Interest expense, net	(151)	(179)	28	(16)%
Gain/(loss) on investments, net	(550)	(40)	(510)	NM
Loss on extinguishment of debt	(4)	—	(4)	NM
Miscellaneous, net	(10)	(30)	20	(67)%
Total non-operating expense, net	(715)	(249)	(466)	NM

(Loss)/Income Before Income Taxes	(214)	320	(534)	NM

Income Tax Provision	(75)	(80)	5	(6)%

Net (Loss)/Income	$(289)	$240	$(529)	NM

Basic (Loss)/Earnings Per Share	$(0.44)	$0.37
Diluted (Loss)/Earnings Per Share	$(0.44)	$0.37

Basic Weighted Average Shares Outstanding	652	644
Diluted Weighted Average Shares Outstanding	652	652

DELTA AIR LINES, INC.
Passenger Revenue
(Unaudited)

	Three Months Ended
	March 31,
(in millions)	2026	2025	$ Change	% Change
Ticket - Main cabin	$5,404	$5,361	$43	1%
Ticket - Premium products	5,363	4,707	656	14%
Loyalty travel awards	1,029	940	89	9%
Travel-related services	506	472	34	7%
Passenger revenue	$12,302	$11,480	$822	7%

DELTA AIR LINES, INC.
Other Revenue
(Unaudited)

	Three Months Ended
	March 31,
(in millions)	2026	2025	$ Change	% Change
Refinery	$1,654	$1,062	$592	56%
Loyalty and related	1,221	1,082	139	13%
MRO	380	151	229	152%
Miscellaneous	71	57	14	25%
Other revenue	$3,326	$2,352	$974	41%

DELTA AIR LINES, INC.
Total Revenue
(Unaudited)

		Increase (Decrease)
		1Q26 vs 1Q25
Revenue	1Q26 ($M)	Change	Unit Revenue	Yield	Capacity
Domestic	$8,717	8%	6%	6%	1%
Atlantic	1,517	11%	7%	6%	3%
Latin America	1,328	—%	3%	4%	(3)%
Pacific	740	10%	6%	4%	3%
Passenger Revenue	$12,302	7%	6%	6%	1%
Cargo Revenue	226	9%
Other Revenue	3,326	41%
Total Revenue	$15,854	13%	12%
Third Party Refinery Sales	(1,654)
Total Revenue, adjusted	$14,200	9.4%	8.2%

DELTA AIR LINES, INC.
Statistical Summary
(Unaudited)

	Three Months Ended
	March 31,
	2026	2025	Change
Revenue passenger miles (millions)	56,470	55,678	1%
Available seat miles (millions)	69,163	68,401	1%
Passenger mile yield (cents)	21.78	20.62	6%
Passenger revenue per available seat mile (cents)	17.79	16.78	6%
Total revenue per available seat mile (cents)	22.92	20.53	12%
TRASM, adjusted - see Note A (cents)	20.53	18.97	8.2%
Cost per available seat mile (cents)	22.20	19.69	13%
CASM-Ex - see Note A (cents)	15.13	14.23	6%
Passenger load factor	81.6%	81.4%	—	pts
Fuel gallons consumed (millions)	988	976	1%
Average price per fuel gallon	$2.78	$2.47	12%
Average price per fuel gallon, adjusted - see Note A	$2.62	$2.45	7%

DELTA AIR LINES, INC.
Consolidated Statements of Cash Flows
(Unaudited)
	Three Months Ended
	March 31,
(in millions)	2026	2025
Cash Flows From Operating Activities:
Net (loss)/income	$(289)	$240
Depreciation and amortization	635	607
(Gain) loss on fair value investments	555	44
Change in receivables	(1,254)	(410)
Changes in air traffic liability	3,584	2,928
Changes in profit sharing	(1,166)	(1,265)
Changes in balance sheet and other, net	367	234
Net cash provided by operating activities	2,432	2,378

Cash Flows From Investing Activities:
Property and equipment additions:
Flight equipment, including advance payments	(1,000)	(987)
Ground property and equipment, including technology	(200)	(237)
Acquisition of strategic investments and related	(54)	—
Other, net	(9)	—
Net cash used in investing activities	(1,263)	(1,224)

Cash Flows From Financing Activities:
Proceeds from short-term obligations	1,250	—
Payments on debt and finance lease obligations	(1,564)	(531)
Cash dividends	(129)	(99)
Other, net	8	(4)
Net cash used in financing activities	(435)	(634)

Net Increase in Cash, Cash Equivalents and Restricted Cash Equivalents	734	520
Cash, cash equivalents and restricted cash equivalents at beginning of period	4,501	3,421
Cash, cash equivalents and restricted cash equivalents at end of period	$5,235	$3,941

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheets to the total of the same such amounts shown above:

Current assets:
Cash and cash equivalents	$5,053	$3,711
Restricted cash included in prepaid expenses and other	144	89
Other assets:
Restricted cash included in other noncurrent assets	38	141
Total cash, cash equivalents and restricted cash equivalents	$5,235	$3,941

DELTA AIR LINES, INC.
Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
(in millions)	2026	2025
ASSETS
Current Assets:
Cash and cash equivalents	$5,053	$4,310
Accounts receivable, net	4,090	2,850
Fuel, expendable parts and supplies inventories, net	1,767	1,601
Prepaid expenses and other	2,753	2,207
Total current assets	13,663	10,968

Noncurrent Assets:
Property and equipment, net	40,582	39,743
Operating lease right-of-use assets	6,300	6,244
Goodwill	9,753	9,753
Identifiable intangibles, net	5,964	5,966
Equity investments	3,696	4,222
Other noncurrent assets	4,473	4,421
Total noncurrent assets	70,768	70,349
Total assets	$84,431	$81,317

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of debt and finance leases	$3,088	$1,605
Current maturities of operating leases	837	809
Air traffic liability	10,742	7,157
Accounts payable	5,969	5,226
Accrued salaries and related benefits	3,634	4,906
Loyalty program deferred revenue	5,010	4,876
Fuel card obligation	1,100	1,100
Other accrued liabilities	2,319	1,945
Total current liabilities	32,699	27,624

Noncurrent Liabilities:
Debt and finance leases	11,076	12,507
Noncurrent operating leases	5,298	5,353
Pension, postretirement and related benefits	3,115	3,156
Loyalty program deferred revenue	4,448	4,386
Deferred income taxes, net	3,496	3,444
Other noncurrent liabilities	3,923	3,994
Total noncurrent liabilities	31,356	32,840

Commitments and Contingencies

Stockholders' Equity:	20,376	20,853
Total liabilities and stockholders' equity	$84,431	$81,317

Note A: The following tables show reconciliations of non-GAAP financial measures. The reasons Delta uses these measures are described below. Reconciliations may not calculate exactly due to rounding.

Delta sometimes uses information ("non-GAAP financial measures") that is derived from the Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under the Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures.

Forward Looking Projections. Delta is not able to reconcile forward looking non-GAAP financial measures without unreasonable effort because the adjusting items such as those used in the reconciliations below will not be known until the end of the period and could be significant.

Adjustments. These reconciliations include certain adjustments to GAAP measures that are made to provide comparability between the reported periods, if applicable, and for the reasons indicated below:

Third-party refinery sales. Refinery sales to third parties, and related expenses, are not related to our airline segment. Excluding these sales therefore provides a more meaningful comparison of our airline operations to the rest of the airline industry.

MTM adjustments and settlements on hedges. Mark-to-market ("MTM") adjustments are defined as fair value changes recorded in periods other than the settlement period. MTM fair value changes are not necessarily indicative of the actual settlement value of the underlying hedge in the contract settlement period, and therefore we remove this impact to allow investors to better understand and analyze our core performance. Settlements represent cash received or paid on hedge contracts closed (i.e., settled) during the applicable period. With respect to hedges related to Monroe's inventory, settlements often occur before the related refinery inventory is sold. Beginning with the March 2026 quarter, settlement gains and losses related to Monroe's inventory that remains on-hand at period end are excluded from our adjusted results. These settlement gains and losses will be reflected in adjusted results during the period the inventory is sold. This change was made to match the timing of expense and revenue recognition and we have similarly adjusted the presentation of reconciliations for prior periods included here.

MTM adjustments on investments. Unrealized MTM gains/losses result from our equity investments that are accounted for at fair value in non-operating expense. The gains/losses are driven by changes in stock prices, foreign currency fluctuations and other valuation techniques for investments in certain companies, particularly those without publicly-traded shares. Adjusting for these gains/losses allows investors to better understand and analyze our core operational performance in the periods shown.

Loss on extinguishment of debt. This adjustment relates to early termination of a portion of our debt. Adjusting for these losses allows investors to better understand and analyze our core operational performance in the periods shown.

Realized gain on sale of investments. This adjustment relates to gains on the sale of investments generated in adjusted results that had previously been included in GAAP results through MTM adjustments. Adjusting for this gain allows investors to better understand and analyze our core operational performance in the periods shown.

Operating Revenue, adjusted and Total Revenue Per Available Seat Mile ("TRASM"), adjusted

	Three Months Ended			1Q26 vs 1Q25 % Change
(in millions)	March 31, 2026	June 30, 2025	March 31, 2025
Operating revenue	$15,854	$16,648	$14,040
Adjusted for:
Third-party refinery sales	(1,654)	(1,141)	(1,062)
Operating revenue, adjusted	$14,200	$15,507	$12,978	9.4%

	Three Months Ended		% Change
	March 31, 2026	March 31, 2025
TRASM (cents)	22.92	20.53
Adjusted for:
Third-party refinery sales	(2.39)	(1.55)
TRASM, adjusted	20.53	18.97	8.2%

Operating Income, adjusted

	Three Months Ended
(in millions)	March 31, 2026	March 31, 2025
Operating income	$501	$569
Adjusted for:
MTM adjustments and settlements on hedges	151	15
Operating income, adjusted	$652	$584

Operating Margin, adjusted

	Three Months Ended
	March 31, 2026	March 31, 2025
Operating margin	3.2%	4.0%
Adjusted for:
Third-party refinery sales	0.5	0.3
MTM adjustments and settlements on hedges	0.9	0.1
Operating margin, adjusted	4.6%	4.5%

Pre-Tax (Loss)/Income, Net (Loss)/Income, and Diluted (Loss)/Earnings per Share, adjusted

	Three Months Ended			Three Months Ended
	March 31, 2026			March 31, 2026
	Pre-Tax	Income	Net	(Loss)/Earnings
(in millions, except per share data)	(Loss)/Income	Tax	(Loss)/Income	Per Diluted Share
GAAP	$(214)	$(75)	$(289)	$(0.44)
Adjusted for:
MTM adjustments on investments	550
MTM adjustments and settlements on hedges	151
Loss on extinguishment of debt	4
Realized gain on sale of investments	40
Non-GAAP	$532	$(109)	$423	$0.64
			% Change	44%

	Three Months Ended			Three Months Ended
	March 31, 2025			March 31, 2025
	Pre-Tax	Income	Net	Earnings
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$320	$(80)	$240	$0.37
Adjusted for:
MTM adjustments on investments	40
MTM adjustments and settlements on hedges	15
Non-GAAP	$375	$(84)	$291	$0.45

Pre-Tax Margin, adjusted

	Three Months Ended
	March 31, 2026	March 31, 2025
Pre-tax margin	(1.4)%	2.3%
Adjusted for:
Third-party refinery sales	0.4	0.2
MTM adjustments on investments	3.5	0.3
MTM adjustments and settlements on hedges	0.9	0.1
Realized gain on sale of investments	0.3	—
Pre-tax margin, adjusted	3.7%	2.9%

Operating Cash Flow, adjusted. We present operating cash flow, adjusted because management believes adjusting for the following item provides a more meaningful measure for investors:

Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities. We adjust for these items, which were primarily funded by cash restricted for airport construction, to provide investors a better understanding of the company's operating cash flow that is core to our operations in the periods shown.

	Three Months Ended
(in millions)	March 31, 2026	March 31, 2025
Net cash provided by operating activities	$2,432	$2,378
Adjusted for:
Net cash flows related to certain airport construction projects and other	(17)	66
Operating cash flow, adjusted	$2,414	$2,444

Operating revenue, adjusted related to premium products and diverse revenue streams

	Three Months Ended		% Change
(in millions)	March 31, 2026	March 31, 2025
Operating revenue	$15,854	$14,040
Adjusted for:
Third-party refinery sales	(1,654)	(1,062)
Operating revenue, adjusted	$14,200	$12,978
Less: main cabin revenue	(5,404)	(5,361)
Operating revenue, adjusted related to premium products and diverse revenue streams	$8,796	$7,617	15%
Percent of operating revenue, adjusted related to premium products and diverse revenue streams	62%	59%

Adjusted Non-Fuel Cost and Non-Fuel Unit Cost or Cost per Available Seat Mile, ("CASM-Ex")

We adjust operating expense and CASM for certain items described above, as well as the following items and reasons described below:

Aircraft fuel and related taxes. The volatility in fuel prices impacts the comparability of year-over-year financial performance. The adjustment for aircraft fuel and related taxes allows investors to better understand and analyze our non-fuel costs and year-over-year financial performance.

Profit sharing. We adjust for profit sharing because this adjustment allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

MRO expense. We adjust for MRO expenses because this adjustment allows investors to better understand and analyze the airline's recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

	Three Months Ended
(in millions)	March 31, 2026	March 31, 2025
Operating expense	$15,353	$13,471
Adjusted for:
Aircraft fuel and related taxes	(2,742)	(2,410)
Third-party refinery sales	(1,654)	(1,062)
MRO expense	(328)	(140)
Profit sharing	(165)	(124)
Non-Fuel Cost	$10,464	$9,735

	Three Months Ended			1Q26 vs 1Q25 % Change
	March 31, 2026	June 30, 2025	March 31, 2025
CASM (cents)	22.20	18.73	19.69
Adjusted for:
Aircraft fuel and related taxes	(3.96)	(3.17)	(3.52)
Third-party refinery sales	(2.39)	(1.47)	(1.55)
MRO expense	(0.47)	(0.29)	(0.20)
Profit sharing	(0.24)	(0.61)	(0.18)
CASM-Ex	15.13	13.20	14.23	6%

Operating Expense, adjusted

	Three Months Ended
(in millions)	March 31, 2026	March 31, 2025
Operating expense	$15,353	$13,471
Adjusted for:
Third-party refinery sales	(1,654)	(1,062)
MTM adjustments and settlements on hedges	(151)	(15)
Operating expense, adjusted	$13,549	$12,394

Total fuel expense, adjusted and Average fuel price per gallon, adjusted

				Average Price Per Gallon
	Three Months Ended			Three Months Ended
	March 31,	March 31,	% Change	March 31,	March 31,	% Change
(in millions, except per gallon data)	2026	2025		2026	2025
Total fuel expense	$2,742	$2,410		$2.78	$2.47
Adjusted for:
MTM adjustments and settlements on hedges	(151)	(15)		(0.15)	(0.02)
Total fuel expense, adjusted	$2,591	$2,395	8%	$2.62	$2.45	7%

Adjusted Net Debt. We use adjusted gross debt, including fleet operating lease liabilities (comprised of aircraft and engine leases and regional aircraft leases embedded within our capacity purchase agreements) and unfunded pension liabilities (if applicable), in addition to adjusted debt and finance leases, to present estimated financial obligations. We reduce adjusted total debt by cash, cash equivalents, and LGA restricted cash, resulting in adjusted net debt, to present the amount of assets needed to satisfy the debt. Management believes this metric is helpful to investors in assessing the company's overall debt profile.

(in millions)	March 31, 2026	December 31, 2025	March 31, 2025	December 31, 2019	1Q26 vs 4Q25 $ Change
Debt and finance lease obligations	$14,164	$14,113	$15,823	$11,160
Plus: sale-leaseback financing liabilities	1,764	1,779	1,821	—
Plus: unamortized discount/(premium) and debt issue cost, net and other	(11)	(6)	16	(115)
Adjusted debt and finance lease obligations	$15,916	$15,885	$17,660	$11,044
Plus: fleet operating lease liabilities	2,715	2,780	3,067	3,992
Plus: unfunded pension liabilities	—	—	—	5,353
Adjusted gross debt	$18,631	$18,665	$20,728	$20,390
Less: cash and cash equivalents	(5,053)	(4,310)	(3,711)	(2,882)
Less: LGA restricted cash	(38)	(56)	(141)	(636)
Adjusted net debt	$13,540	$14,300	$16,876	$16,871	$(760)

Gross Capital Expenditures. We adjust capital expenditures for the following item to determine gross capital expenditures for the reason described below:

Net cash flows related to certain airport construction projects. Cash flows related to certain airport construction projects are included in capital expenditures. We adjust for these items because management believes investors should be informed that a portion of these capital expenditures from airport construction projects are either funded with restricted cash specific to these projects or reimbursed by a third party.

	Three Months Ended
(in millions)	March 31, 2026	March 31, 2025
Flight equipment, including advance payments	$1,000	$987
Ground property and equipment, including technology	200	237
Adjusted for:
Net cash flows related to certain airport construction projects	(21)	(50)
Gross capital expenditures	$1,179	$1,174

Free Cash Flow. We present free cash flow because management believes this metric is helpful to investors to evaluate the company's ability to generate cash that is available for use for debt service or general corporate initiatives. Free cash flow is also used internally as a component of our incentive compensation programs. Free cash flow is defined as net cash from operating activities and net cash from investing activities, adjusted for (i) pension plan contributions, (ii) net cash flows related to certain airport construction projects and other and (iii) strategic investments and related. These adjustments are made for the following reasons:

Pension plan contributions. Cash flows related to pension funding are included in our GAAP operating activities. We adjust to exclude these contributions to allow investors to understand the cash flows related to our core operations.

Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities and capital expenditures. We have adjusted for these items, which were primarily funded by cash restricted for airport construction, to provide investors a better understanding of the company's free cash flow and capital expenditures that are core to our operations in the periods shown.

Strategic investments and related. Certain cash flows related to our investments in and related transactions with other airlines and associated companies are included in our GAAP investing activities. We adjust for this activity because it provides a more meaningful comparison to our airline industry peers.

	Three Months Ended
(in millions)	March 31, 2026	March 31, 2025
Net cash provided by operating activities	$2,432	$2,378
Net cash used in investing activities	(1,263)	(1,224)
Adjusted for:
Pension plan contributions	1	10
Net cash flows related to certain airport construction projects and other	4	116
Strategic investments and related	54	—
Free cash flow	$1,227	$1,280